UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 6, 2006
Barrier Therapeutics, Inc.
(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50680 (Commission File Number)	22-3828030 (I.R.S. Employer Identification No.)
600 College Road East, Suite 3200, Princeton, New Jersey 08540
(Address of principal executive offices)
(609) 945-1200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Throughout the second half of 2006, the Compensation Committee of the Board of Directors (the “Board”) in conjunction with management of Barrier Therapeutics, Inc. (the “Company”) undertook a thorough evaluation of its compensation practices for employees across all levels of the Company, including the executive officers. Specifically, the Committee reviewed whether or not all aspects of its compensation were at market levels when compared against both industry survey data and a selected group of peer biotechnology and emerging growth pharmaceutical companies that had a similar number of employees and revenues as the Company.
Based on its review of all aspects of compensation, including base salary, benefits, and short and long term incentives, the Compensation Committee found that its guidelines for long term incentives for certain levels of management, as well as its executive officers, were below market. Therefore, on December 6, 2006, the Board approved the recommendations of the Compensation Committee for the Company to make adjustments to the long term incentive portion of the Company’s total compensation program as described further below in order to remain competitive with its industry peers.
As a result, the Board adopted the Compensation Committee’s recommendation to increase the target equity awards for certain positions, including its executive officers, under its guidelines for its annual incentive plan (the “AIP”) as well as its target equity grants to new employees. The AIP is designed to enhance stockholder value by providing the Company’s eligible employees, including its executive officers, with added incentive to achieve specific annual objectives. The AIP also provides the Company a tool to attract, retain, and motivate qualified personnel, allowing the Company to compete with industry peers. Under the AIP, eligible participants can earn a cash bonus expressed as a percentage of their base salary, as well as an incentive equity grant. The incentive bonus opportunities vary by the level of responsibility for each position and each employee’s experience as it relates to that position, and is dependent upon the actual achievement level, as compared to corporate and individual objectives.
Under the AIP, there is no provision for a mandatory minimum incentive award. In addition, the Compensation Committee and the Board retain full discretion as to the total amount of cash and equity to be distributed to all employees and to review and approve annual incentive compensation amounts for the executive officers.
The AIP cash and equity awards for 2006 (to be paid in the first quarter of 2007) will be made based on the Company’s achievement of corporation performance goals for fiscal year 2006 and the assessed contribution of each employee to the Company’s success. The corporate performance goals for 2006 relate to the development and advancement of the Company’s clinical product pipeline and the results of commercial operations.

Additionally, as a result of its compensation review, on December 6, 2006, the Board also approved, pursuant to the Company’s 2004 Stock Incentive Plan, a one-time equity grant consisting of 473,750 of stock options and 157,915 of restricted stock to certain levels of management, including executive officers, in order bring the Company’s equity portion of its long term incentive up to market. Equity grants made to the Company’s executive officers on December 6, 2006, are detailed below:

Name	Options Granted[1]	Restricted Stock[2]
Geert Cauwenbergh, Ph.D.	162,500	54,167
Alfred Altomari	66,250	22,083
Albert C. Bristow	39,250	13,083
Charles T. Nomides	22,500	7,500
Dennis P. Reilly	5,000	1,667
Anne M. Van Lent	47,500	15,833

1.	Each option grant has an exercise price of $7.43 and vests 20% on the date of grant, and thereafter will vest 20% per year on the anniversary date of the date of grant.

2.	Each grant of restricted stock has a fair market value of $7.43 and vests 20% on the date of grant, and thereafter will vest 20% per year on the anniversary date of the date of grant.
Lastly, the Company entered into Amended and Restated Employment Agreements (the “Amended Agreements”) to amend the severance and change-in-control provisions, which became effective December 6, 2006, with the following executive officers: Geert Cauwenbergh, Ph.D., Chief Executive Officer; Alfred Altomari, Chief Operating Officer; Albert C. Bristow, General Counsel and Secretary; Charles T. Nomides, Chief Research and Development Officer; and Anne M. VanLent, Executive Vice President, Chief Financial Officer and Treasurer.
Under the Amended Agreements, each of these executive officers has agreed to certain confidentiality and non-competition provisions. Additionally, each of these executives is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Compensation Committee. Annual base salaries remain unchanged. Each of the Amended Agreements may be terminated by either us or the executive with or without cause at any time. Under the Amended Agreements, the severance to be paid upon termination without cause or for good reason was increased to 1.0 times annual base salary for all officers, except for the Chief Executive Officer, who will be entitled to receive up to 1.5 times his annual base salary. Also, in the event of termination without cause or for good reason, each executive will be entitled to receive 1.0 times his or her target annual bonus for the year of termination, in addition to a pro-rated bonus for the year of termination based on actual performance and number of days employed in the year of termination. Each executive is also entitled to immediate vesting, or release of repurchase right, of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the severance period, and 6 months from the date of termination to exercise any vested stock option award. In addition, if we complete certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if the executive dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right. Upon termination without cause or for good reason, each officer will be entitled to receive medical coverage until the earlier of 12 months following the date of termination or the date they may be eligible to receive benefits elsewhere.

Item 8.01 Other Events.
On December 6, 2006, the Board approved the recommendation of the Corporate Governance & Nominating Committee (the “Nominating Committee”) for the annual equity and cash compensation for the Company’s non-employee directors. The change which was approved after a review of market trends and the changing level of responsibilities of the Company’s non-employee directors, and which will take effect January 1, 2007, is summarized as follows:

	Effective
	January 1, 2007	Previously
Annual Retainer—Non-Employee Chairman of the Board	$40,000	N/A
Annual Retainer—Non-Employee Lead Director (if any)*	$22,500	$12,500
Annual Retainer—Non-Lead Director	$12,500	$8,000

*	Although the Company separated the roles of CEO and Chairman of the Board on June 27, 2006, these changes to compensation practices provide for payment to a non-employee lead director in the event the roles of Chairman and CEO are occupied by the same individual.

Per Meeting Fee (in person)	$2,000	$1,500
Per Meeting Fee (by teleconference)	$500	$0
Annual Retainer for Committee Members (including non-employee Chairman of the Board, if he serves):

	Effective
	January 1, 2007	Previously
Chairperson of the Audit Committee	$10,000	$8,000
Audit Committee Members	$5,000	$2,000

Chairperson of any other Committee	$8,000	$8,000
Other Committee Members	$2,000	$2,000

Per Committee Meeting Fee (in person or by phone)	$0	$0
A director may elect to receive his or her annual retainer fee for the 2007 calendar year in cash or to defer the payment of the compensation otherwise payable to such members in cash until separation from service, by converting the amount of the directors’ annual cash retainer into a hypothetical number of units of common stock of the Company (based on the closing price of a share of Company common stock on the grant date), which shall vest quarterly (as and when the cash retainer would have otherwise been paid) or earlier in certain circumstances. These units will only be distributed in shares of common stock of the Company upon separation from service or earlier in certain circumstances.
Non-cash compensation to the directors will remain the same, as follows:
Upon election to the Board, a non-employee director will receive an initial option grant to purchase 24,000 shares of the Company’s common stock, which is immediately exercisable and vests in four equal annual installments upon completion of each year of service as a Board member.
During each year thereafter while in service to the board, a non-employee director will receive an annual option grant to purchase 10,000 shares of the Company’s common stock to vest fully on the first anniversary after grant. The Chairman will receive an additional annual option grant to purchase 15,000 shares of the Company’s common stock to vest fully on the first anniversary after grant.
Due to the Board’s announcement on June 27, 2006 to separate the roles of the Chief Executive Officer and Chairman of the Board, the Board also accepted the recommendation of the Nominating Committee to make a one-time payment of $14,000 to compensate Mr. Ernster for serving as Chairman of the Board for the second half of 2006, which consists of a pro-rated amount he would have received for serving as Chairman, minus the retainer fees he received for serving as a non-employee director for the same period.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

None.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.
Date: December 12, 2006	By:	/s/ Anne M. VanLent
		Name:	Anne M. VanLent
		Title:	Executive Vice President, Chief Financial Officer and Treasurer